Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Sunshine Silver Mining & Refining Corporation:

We consent to the use of our report dated April 1, 2020, with respect to the combined balance sheets of Los Gatos Joint Venture as of December 31, 2019 and 2018, the related combined statements of loss, owners’ capital, and cash flows for the periods then ended, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
October 27, 2020